State of Delaware
Secretary of State
Division of Corporations
Delivered 10:06 AM 06/07/2023
FILED 10:06 AM 06/07/2023
SR 20232688002 - File Number 7501790

CERTIFICATE OF FORMATION

OF

CONCREIT SERIES LLC

This Certificate of Formation of Concreit Series LLC (the "Company") is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the "Act").

1. Name. The name of the limited liability company formed hereby is **Concreit Series LLC**.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is Vcorp Agent Services, Inc., 108 W. 13th Street, Suite 100, Wilmington, County of New Castle, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware, required to be maintained by Section 18-104 of the Act, are Vcorp Agent Services, Inc., 108 W. 13th Street, Suite 100, Wilmington, County of New Castle, Delaware 19801.

4. Series Limited Liability Company. The Company is a series limited liability company. Separate and distinct records shall be maintained for each such series and the assets associated with each such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Company, or any other series thereof. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation in accordance with Section 18-204 of the Act.

Saher Hamideh, Authorized Person